Exhibit 5


J.P. Morgan Chase & Co.                               Gene A. Capello
Legal Department                                      Vice President and
270 Park Avenue                                       Assistant General Counsel
New York, New York 10017-2070



July 3, 2001


J.P. Morgan Chase & Co.
270 Park Avenue
New York, NY  10017

Re: Registration Statement on Form S-8

Dear Sirs:

      I have acted as counsel to J.P. Morgan Chase & Co., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 45,000,000 shares of Common Stock, $1 par value per share, of the Company (the "Shares"), that may be issued upon exercise of options granted pursuant to the J.P. Morgan Chase & Co. 2001 Stock Option Plan (the "Plan").

      In so acting I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion. Based upon the foregoing, I am of the opinion that, when the Registration Statement has become effective under the Act and when the Company has received the consideration to be received for the Shares and the Shares have been issued in accordance with the provisions of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock, $1 par value per share.

      I hereby consent to the use of this opinion for filing with the Registration Statement as Exhibit 5 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,



/s/  Gene A. Capello
---------------------
     Gene A. Capello
     Vice President and Assistant
     General Counsel